HEADS OF AGREEMENT

This Heads of Agreement (“HOA”) is made and entered into as of January 19, 2007, by and between Index Visual and Games. Ltd., a Japanese corporation, located at 3F Yokomizo Bldg., 2-14-1, Kamiuma, Setagaya-ku, Tokyo 154-0011, Japan (“IVG”), and New Motion, Inc., a Delaware corporation, located at 42 Corporate Park, 2nd Floor, Irvine, CA 92606 (“NM”), with respect to the formation of a joint venture between IVG and NM on the terms set forth in this HOA.

Whereas:
Pursuant to the terms of a certain Asset Purchase Agreement (“APA”), dated as of an even date herewith, between IVG and NM, NM has agreed to purchase certain billing system assets and carrier contracts set forth in the APA (“Purchased Assets”) from IVG, immediately following the acquisition of such Purchased Assets by IVG from Mobliss, Inc., a Washington corporation located at 710 Second Avenue, Suite 600, Seattle, WA 98104.

IVG and NM (“Parties”) wish to enter into a joint venture (“Joint Venture”) to manage the Purchased Assets and to engage in content development and licensing activities.

The Parties agree that this HOA shall comprise the initial, and most basic document outlining the basic terms and conditions agreed to by the Parties, and that the Parties shall enter into more detailed agreements related to the Joint Venture, including, among other agreements, a Shareholders’ Agreement and Management Services Agreement as described below (“Cooperation Agreements”) more clearly defining their obligations and the details of all relevant matters pursuant to and based upon this HOA. Also, the obligations and roles of the Parties set forth in this HOA shall be incorporated into the Cooperation Agreements and this HOA shall expire and be on no further force or effect upon the execution of the Cooperation Agreements. Until the execution of the Cooperation Agreements, this HOA shall be legally binding and shall remain in effect until the execution of the Cooperation Agreements by the Parties.

NOW, THEREFORE, in consideration of the mutual premises set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Formation of Joint Venture Entity. The Joint Venture entity shall be a corporation formed under the laws of Nevada, U.S.A. IVG shall own 51% of the outstanding capital stock of the entity and NM shall own 49% of the outstanding capital stock of the entity. The Joint Venture shall have a Board of Directors consisting of three (3) members, one of whom shall be elected by IVG (initially Shigeki Takeuchi), one (1) of whom shall be elected by NM (initially Ray Musci) and one of whom shall be elected with the mutual consent of IVG and NM (initially Hideo Oishi). IVG and NM shall enter into a mutually acceptable Shareholders’ Agreement, which shall include share transfer restrictions and protective provisions setting forth actions by the Joint Venture (e.g., issuance of new shares, liquidation, change in the business plan and other actions) that will require the consent of both IVG and NM (or both of their board nominees) prior to the taking of such action. The Parties shall also agree to such other mutually acceptable terms to provide that NM and IVG shall each receive 50% of the amount of any dividends or other distributions made by the Joint Venture to its shareholders.

2. Operations of Joint Venture. The Joint Venture shall manage and operate the Purchased Assets and shall engage in such content development and licensing activities as is determined from time to time by the Joint Venture’s Board of Directors and/or the Parties. NM and IVG shall mutually develop a business plan for the Joint Venture.

3. Management Services Agreement and Management Fee. In connection with the management of the Purchased Assets, the Parties will cause the Joint Venture to enter into a management services agreement with NM (the “Management Services Agreement”). The Management Services Agreement shall provide that NM shall pay to the Joint Venture a management fee (“Management Fee”) equal to the aggregate Purchase Price (as that term is defined in the APA) payable under the APA. On or before February 28, 2007, an initial advance of the Management Fee in the amount of $500,000 shall be paid by NM to the Joint Venture (the “Initial Advance”) and on or before June 30, 2007, a second advance of $500,000 shall be paid by NM to the Joint Venture (the “Second Advance” and together with the Initial Advance, the “Advances”). The remainder of the Management Fee shall be paid in quarterly installments as follows, within thirty (30) calendar days following the end of each calendar quarter commencing on March 31, 2007 and ending on June 30, 2008, NM shall pay to the Joint Venture an amount equal to ten percent (10%) of the payments actually received by NM (net of chargebacks, refunds, rebates and similar adjustments required by carriers) during such quarter from third party carriers pursuant to the Carrier Contracts (as that term is defined in the APA) that are assigned to NM in connection with the APA (each a “Quarterly Installment”), provided that (a) the Quarterly Installments shall be reduced by the amount of the Advances until the Adavance are fully applied, (b) in no event shall the aggregate cumulative amount of Quarterly Installments exceed the amount of the Management Fee and (c) the remaining balance of the Management Fee, if any, shall be paid by NM to the Joint Venture on June 30, 2008. Each advance and installment payment of the Management Fee shall be deemed fully earned, nonrefundable and not subject to any offset, deduction, claim, counterclaim, defense or recoupment. The Management Services Agreement shall include such other terms and conditions as are mutually acceptable to NM and IVG.

4. Doctrine of Good Faith
Any matters not stipulated in this HOA shall be settled in good faith after due consultation between IVG and NM.

5. Governing Law and Dispute Resolution
This HOA shall be governed by and construed in accordance and exclusively with the laws of Japan. The Parties shall submit all disputes not settled by the Parties to the exclusive jurisdiction of the Tokyo District Court.

6. Entire Agreement
This HOA, along the APA and documents delivered in connection with the APA, including the convertible promissory note, supersede and replace that certain heads of agreement, dated November 18, 2006, by and between the Parties hereto. Neither Party may assign any of its rights or obligations hereunder without the prior written consent of the other Party, which consent may be withheld in the sole and absolute discretion of such other Party. Subject to the foregoing, this HOA shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, assigns, heirs and personal representatives. This HOA may not be amended and no provision may be waived unless in writing signed by all of the Parties.

[Signature page follows]

IN WITNESS WHEREOF, this HOA has been executed as of the date first set forth above.

New Motion, Inc.		Index Visual & Games, Ltd.

_____________________________		_____________________________
By:	Ray Musci	By:	Shigeki Takeuchi
Its:	President	Its:	President